EXHIBIT 99.1

NEWS RELEASE

For Release on October 31, 2011	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Second Quarter FY 2012 Results

San Ramon, CA – October 31, 2011 – Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net loss of $287,000 or $0.06 per fully diluted share for the quarter ended September 24, 2011.  This compares with a net loss of $78,000 or $0.02 per fully diluted share for the same period a year ago.  Net sales decreased 14% to $4,086,000 in the second quarter of fiscal 2012 compared to $4,749,000 in the second quarter of fiscal 2011.   Gross margin of $1,532,000 was lower by $378,000 over the same quarter last year.  Gross margin as a percentage of net sales decreased by 2.7% to 37.5% in the second quarter of fiscal 2012 as compared to 40.2% in the second quarter of fiscal 2011.  Operating expenses increased 5% or $111,000 in the second quarter of fiscal 2012 over fiscal 2011 primarily due to an increase of $71,000 in product development expenses.  Orders were $2,465,000 in the second quarter of fiscal 2012 compared to $3,610,000 for the second quarter of fiscal 2011.

Net loss for the six month period ended September 24, 2011 was $754,000 or $0.15 per fully diluted share.  This compares with a net profit of $13,547,000 or $2.71 per fully diluted share for the same period a year ago  primarily due to a reversal of the valuation allowance against the Company’s deferred tax assets.    Net sales decreased 20% to $7,583,000 in the first half of fiscal 2012 compared to $9,450,000 in the first half of fiscal 2011.  Gross margin of $2,975,000 was lower by $868,000 over the same six month period last year.  Gross margin as a percentage of net sales decreased by 1.5% to 39.2% in the first half of fiscal 2012 as compared to 40.7% in the first half of fiscal 2011.  Operating expenses increased $349,000 in the first half of fiscal 2012 primarily due to an increase of $266,000 in product development expenses over the first six months of fiscal 2011.  Orders improved by 20% in the first half of fiscal 2012 to $8,013,000 from $6,689,000 for the same period last year.

Backlog for the quarter ended September 24, 2011 was $4.0 million (approximately $2.9 million shippable within one year) as compared to $5.7 million (approximately $4.5 million shippable within one year) for the quarter ended September 25, 2010.
Cash and cash equivalents at September 24, 2011 were $2,880,000 compared to $3,592,000 as of June 25, 2011.

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the second quarter results. To participate in the call, dial (866) 551-3680 domestically or (212) 401-6760 for international, and enter PIN Code 59993711#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of October 31, 2011 only.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, backlog, shipments and the likelihood of realizing certain tax benefits.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 26, 2011, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands except share data)	September 24, 2011	March 26, 2011
Assets
Current assets:
Cash and cash-equivalents	$2,880	$1,408
Trade accounts receivable, net of allowance
of $160 and $248, respectively	2,251	5,632
Inventories, net	5,545	5,386
Prepaid expenses and other current assets	325	420
Deferred income taxes	2,905	2,320
Total current assets	13,906	15,166

Property and equipment, net	586	530
Deferred income taxes - long term	10,936	10,936
Other assets	16	16
Total assets	$25,444	$26,648

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$887	$972
Accrued commission	256	139
Accrued payroll and benefits	441	455
Accrued warranty	191	200
Income taxes payable	-	30
Deferred revenue	2	586
Deferred rent	45	36
Capital lease obligations	43	93
Other current liabilities	271	193
Total current liabilities	2,136	2,704
Long term obligations - deferred rent	383	413
Long term obligations - capital lease	-	10
Total liabilities	2,519	3,127
Commitments
Shareholders' equity:
Preferred stock of no par value;
Authorized - 1,000,000 shares; no shares issued or
outstanding at September 24, 2011 and March 26, 2011	-	-
Common stock of no par value;
Authorized - 40,000,000 shares; 5,023,782 shares at
September 24, 2011 and 4,994,157 shares at March 26, 2011
issued and outstanding	14,643	14,485
Retained earnings	8,282	9,036
Total shareholders' equity	22,925	23,521
Total liabilities and shareholders' equity	$25,444	$26,648

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended		Six Months Ended
	September 24,	September 25,	September 24,	September 25,
(In thousands except per share data)	2011	2010	2011	2010
Net sales	$4,086	$4,749	$7,583	$9,450
Cost of sales	2,554	2,839	4,608	5,607
Gross profit	1,532	1,910	2,975	3,843

Engineering	635	564	1,315	1,049
Selling, general and administrative	1,562	1,522	2,996	2,913
Total operating expenses	2,197	2,086	4,311	3,962

Operating loss	(665)	(176)	(1,336)	(119)

Interest (expense) income, net	(1)	1	(1)	-
Loss before income taxes	(666)	(175)	(1,337)	(119)
Benefit from income taxes	(379)	(97)	(583)	(13,666)
Net (loss) income	$(287)	$(78)	$(754)	$13,547

(Loss) earnings per share - basic	$(0.06)	$(0.02)	$(0.15)	$2.76
(Loss) earnings per share - diluted	$(0.06)	$(0.02)	$(0.15)	$2.71

Weighted average shares used in per share calculation:
Basic	5,006	4,913	5,000	4,907
Diluted	5,006	4,913	5,000	5,002